FOR IMMEDIATE RELEASE

MOBILE MINI, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2003
OPERATING RESULTS
2004 Starts on a Positive Note

Tempe, AZ – February 26, 2004 — Mobile Mini, Inc. (NASDAQ National Market: MINI) today reported its financial results for the fourth quarter and the fiscal year ended December 31, 2003.

	Three Months ended December 31, 2003
		Debt
		Restructuring	Litigation
	Pro forma	Expense	Expense(2)	Actual
Revenue	$41,138,585	$—	$—	$41,138,585
EBITDA	15,696,621	—	8,217,703	7,478,918
Net Income (Loss)	4,747,721	—	5,012,799	(265,078)
Diluted Earnings (Loss) Per Share	$0.33	$—	$0.35	$(0.02)

	Year-ended December 31, 2003
		Debt
		Restructuring	Litigation
	Pro forma	Expense(1)	Expense(2)	Actual
Revenue	$146,568,496	$—	$—	$146,568,496
EBITDA	56,012,077	—	8,501,679	47,510,398
Net Income	17,466,958	6,368,611	5,186,024	5,912,323
Diluted Earnings Per Share	$1.21	$0.44	$0.36	$0.41

(1) The debt restructuring expense includes the write-off of expenses associated with the prior revolving credit agreement and termination of the interest rate swap agreements during the second quarter of 2003 concurrently with the issuance of $150 million of 9-1/2% senior notes due 2013 and the amendment and restatement of Mobile Mini’s $250 million revolving credit facility. Pro forma results exclude debt restructuring expense of $10.4 million ($6.4 million, after tax).

(2) Litigation expense represents the judgment and interest, as well as legal and other costs expensed during the period, related to the defense of the Florida litigation (Nuko Holdings I, LLC v. Mobile Mini) and related litigation discussed herein. Pro forma results exclude this previously announced litigation expense.

Fourth Quarter 2003 (pro forma) vs. Fourth Quarter 2002 (pro forma)

•	Total revenues increased 11.5% to $41.1 million from $36.9 million;

•	Lease revenues increased 7.6% to $35.1 million from $32.6 million;

•	Sales revenues rose 42.6% to $5.7 million from $4.0 million;

•	Lease revenues comprised 85.2% of total revenues, versus 88.3% in Q4 2002;

•	Pro forma EBITDA (earnings before interest expense, tax, depreciation, amortization, Florida litigation expense and debt restructuring expense) rose 1.9%, to $15.7 million from $15.4 million;

•	Pro forma net income was $4.7 million or $0.33 per diluted share compared to $5.8 million or $0.41 per diluted share in Q4 2002.

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Mobile Mini, Inc. News Release February 26, 2004	Page 2

Other Fourth Quarter Highlights

•	Internal growth (the increase in leasing revenues at locations open one year or more, excluding growth from acquisitions affecting such locations) came in at over 7%, compared to 6% in Q3 2003 and 4% in Q4 2002;

•	The average utilization rate was 83.3% compared to 84.2% in Q4 2002;

•	Yield was 2.1% ahead of last year’s fourth quarter, and the average number of units on rent was up 5.4%;

•	Total containers on lease at the newly acquired branches comprising the Class of 2002 rose 79.3% during 2003.

Business Overview

Steven Bunger, Chairman, President & CEO of Mobile Mini, stated, “We are pleased that the internal growth rate was over 7% and that yield had its first year-over-year increase since the second quarter of 2002. The very welcome 2.2% improvement in yield (total lease revenues per unit on rent) and 5.0% growth in average units on rent, as compared to Q4 2002, were primarily responsible for the rising internal growth rate. It is again worth pointing out that the fourth quarter 2003 internal growth rate reverses the down trend in each of the three preceding quarters when the internal growth rate was lower than the one before it. With the higher cost of doing business that we reported last month, pro forma earnings per share came in at $0.33.”

First Quarter Off To A Positive Start

Mr. Bunger continued, “Although we are only two months into the year, we are seeing real evidence of business improvement. In both January and February, units on lease are running nicely ahead of those months last year. By February 15, 2004 the internal growth in units on rent was up 7.1% over February 15, 2003. In part, that is due to our taking on less holiday season business in 2003, which means fewer returns in the new year. The most encouraging indicator is that our core, non-construction, commercial, industrial and institutional business has begun to show marked progress. These core customers, for the most part, rent containers for longer periods and are far less subject to project starts and stops as compared to our holiday retail and construction industry customers. Over the last few weeks, we are seeing early signs of the long-awaited improvement in the construction side of our business. While this does not constitute a trend, we are in an excellent position, with our existing infrastructure, particularly at our newer branches, to enlarge numbers of containers on lease. As we add container leasing revenues to existing branches, we enjoy 73% EBITDA margins and 59% pretax margins on incremental leasing revenues.”

He concluded, “While we would like to enter between two and four new markets in 2004, now that we are a national company, we are less compelled to open new locations and more driven towards optimizing our 47 current branches.”

The Business Model

Mobile Mini’s business model involves the expenditure of substantial fixed costs at all of its 47 locations in order to develop an infrastructure to support growth. These costs are now all in place. Operating margins then increase when the number of containers on lease at existing locations increase. Newer locations invariably produce lower operating margins until they increase their containers on lease. Historically, newer branches are the catalyst for growth in lease revenue and earnings as they mature. The table below shows operating margins and the return on the invested capital at our various branches sorted by the year they began operations. It illustrates the profitability of branches once they are firmly established. It also shows that older branches produced healthy returns on invested capital.

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Mobile Mini, Inc. News Release February 26, 2004	Page 3

	After Tax Return on
	Invested Capital		Operating Margin %
	(NOPLAT)		(after corporate allocation)
Year Branch	Pro forma		Pro forma
Established	12 months ended December 31,		12 months ended December 31,
	2002	2003	2002	2003
Pre-1998	16.4%	14.8%	41.0%	38.1%
1998	15.1%	14.9%	38.8%	40.4%
1999	6.9%	6.2%	21.6%	19.3%
2000	7.6%	9.0%	22.8%	27.7%
2001	4.4%	7.2%	11.6%	20.5%
2002	6.1%	2.1%	16.6%	5.5%
All Branches	12.1%	11.2%	33.1%	30.7%

Larry Trachtenberg, Executive Vice President & CFO noted, “We remain confident in our ability to deliver on our previous guidance of an annualized internal growth rate of 7% for 2004. With no planned improvement in yield, we would expect that growth rate to produce EBITDA for 2004 in the $61 million to $62 million range and diluted earnings per share of between $1.20 to $1.25. Based upon results to date and our expectations for the balance of the first quarter, EBITDA and diluted earnings per share are expected to be at least $12.5 million and $.20, respectively.” These 2004 results do not include any change in accounting for stock options.

He went on to say, “Using the 7% internal growth rate, flat yields and no new market assumptions, we are expecting healthy gains in 2004 EBITDA compared to 2003 pro forma EBITDA. While we are not ready to change our forecast, we are hearing words of cautious optimism from our branch managers, who are working diligently to accelerate branch revenue growth. This, as we have said before, triggers the inherent operating leverage in our business model, and produces exceptional operating performance.”

Legal Proceedings Completed

The Company also announced that the motions it filed in December requesting a rehearing en banc by the Florida Second District Court of Appeals on the Nuko Holdings I, LLC v Mobile Mini appeal and the motion requesting a written opinion of the court’s decision upholding the jury verdict award of $7.2 million in damages to Nuko Holdings were turned down. Mobile Mini paid the judgment and, as previously reported, it took a fourth quarter charge of approximately $8.2 million for the judgment, interest and legal fees. In the separate case Mobile Mini reported that it will not appeal the Federal court decision regarding the indemnification claim by Mobile Mini against A-1 Trailer Rental, the organization from which it purchased portable storage assets in Florida in 2000. As previously reported, the court determined that A-1 is not responsible for indemnifying Mobile Mini for its liability to Nuko. Within a few weeks, approximately $2 million of the funds that have been held in a third-party escrow, will be released to A-1, with Mobile Mini retaining over $200,000 to cover indemnification claims the court determined are due to Mobile Mini.

EBITDA and pro forma financial measures, including those that are forward-looking, may be non-GAAP financial measures as defined by Securities and Exchange Commission rules. The method of reconciliation of these measures to the most directly comparable GAAP financial measures can be found in the Company’s report on Form 8-K filed with the SEC on the date of this release.

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Mobile Mini, Inc. News Release February 26, 2004	Page 4

Conference Call

As previously announced, Mobile Mini will host a conference call today, Thursday, February 26, 2004 at 12 noon ET to review these results and recent corporate developments. To listen to the live call, please go to www.mobilemini.com and click on the Investor Relations section. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call can be accessed for approximately 14 days at Mobile Mini’s website.

Mobile Mini, Inc. is North America’s leading provider of portable storage solutions through its total fleet of over 91,000 portable storage units and portable offices. The Company currently has 47 branches and operates in 27 states and one Canadian province. For three consecutive years, Mobile Mini was named to Forbes Magazine’s list of the 200 Best Small Companies in America. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.

This news release contains forward-looking statements, particularly regarding operating prospects, expansion opportunities and earnings estimates for 2004, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

(See Accompanying Tables)

Mobile Mini News Release February 26, 2004	Page 5

Mobile Mini, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in 000’s except for earnings per share amounts)

	Three Months Ended		Three Months Ended
	December 31,		December 31,
	2003	2003	2002	2002
Revenues:	Actual	Pro Forma (2)	Actual	Pro Forma (2)
Leasing	$35,064	$35,064	$32,580	$32,580
Sales	5,745	5,745	4,028	4,028
Other	330	330	287	287

Total revenues	41,139	41,139	36,895	36,895

Costs and expenses:
Cost of sales	4,185	4,185	2,477	2,477
Leasing, selling and general expenses	21,256	21,256	19,008	19,008
Florida litigation expense (1)	8,218	—	177	—
Depreciation and amortization	2,957	2,957	2,543	2,543

Total costs and expenses	36,616	28,398	24,205	24,028

Income from operations	4,523	12,741	12,690	12,867
Other income (expense):
Interest income	—	—	1	1
Interest expense	(4,957)	(4,957)	(3,324)	(3,324)

Income (loss) before provision for (benefit of) income taxes	(434)	7,784	9,367	9,544
Provision for (benefit of) income taxes	(169)	3,036	3,653	3,722

Net income (loss)	$(265)	$4,748	$5,714	$5,822

Earnings per share:
Basic	$(0.02)	$0.33	$0.40	$0.41

Diluted	$(0.02)	$0.33	$0.40	$0.41

Weighted average number of common and common share equivalents outstanding:
Basic	14,346	14,346	14,286	14,286

Diluted	14,346	14,346	14,368	14,368

Number of shares outstanding	14,353	14,353	14,293	14,293

EBITDA	$7,479	$15,697	$15,234	$15,411

(1)	Florida litigation expense consists of legal, judgments and other costs expensed during the respective periods related to the defense of the Florida litigation (NUKO Holdings I, LLC v. Mobile Mini) and related litigation discussed in the Company’s SEC filings.

(2)	Excluding effect of Florida litigation expense.

Mobile Mini News Release	Page 6
February 26, 2004

Mobile Mini, Inc.
Condensed Consolidated Statements of Operations
(in 000’s except for per share amounts)

	Twelve Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2003	2002	2002
Revenues:	Actual	Pro Forma (2)	Actual	Pro Forma (2)
Leasing	$128,482	$128,482	$116,169	$116,169
Sales	17,248	17,248	16,008	16,008
Other	838	838	920	920

Total revenues	146,568	146,568	133,097	133,097

Costs and expenses:
Cost of sales	11,487	11,487	10,343	10,343
Leasing, selling and general expenses	79,071	79,071	69,203	69,203
Florida litigation expense (1)	8,502	—	1,320	—
Depreciation and amortization	11,079	11,078	9,457	9,457

Total costs and expenses	110,139	101,636	90,323	89,003

Income from operations	36,429	44,932	42,774	44,094
Other income (expense):
Interest income	2	2	13	13
Interest expense	(16,299)	(16,299)	(11,587)	(11,587)
Debt restructuring expense	(10,440)	—	(1,300)	—

Income before provision for income taxes	9,692	28,635	29,900	32,520
Provision for income taxes	3,780	11,168	11,661	12,683

Net income	$5,912	$17,467	$18,239	$19,837

Earnings per share:
Basic	$0.41	$1.22	$1.28	$1.39

Diluted	$0.41	$1.21	$1.26	$1.38

Weighted average number of common and common share equivalents outstanding:
Basic	14,312	14,312	14,254	14,254

Diluted	14,462	14,462	14,442	14,442

Number of shares outstanding	14,353	14,353	14,293	14,293

EBITDA	$47,510	$56,012	$52,244	$53,564

(1)	Florida litigation expense consists of legal, judgments, and other costs expensed during the respective period related to the defense of the Florida litigation (NUKO Holdings I, LLC v. Mobile Mini) and related litigation discussed in the Company’s SEC filings.

(2)	Excluding effect of Florida litigation and debt restructuring expense.

Mobile Mini News Release	Page 7
February 26, 2004

Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in 000’s except share amounts)

	December 31, 2003	December 31, 2002
ASSETS
Cash	$97	$1,635
Receivables, net	15,907	16,234
Inventories	15,059	13,278
Lease fleet, net	382,754	337,084
Property, plant and equipment, net	34,507	34,103
Deposits and prepaid expenses	7,166	3,776
Other assets and intangibles, net	7,083	3,022
Goodwill	52,507	51,758

Total assets	$515,080	$460,890

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$7,179	$8,766
Accrued liabilities	30,641	18,914
Line of credit	89,000	211,098
Notes payable	1,610	2,044
Obligations under capital leases	—	80
Senior notes	150,000	—
Deferred income taxes	47,357	41,319

Total liabilities	325,787	282,221

Commitments and contingencies Stockholders’ equity:
Common stock; $0.01 par value, 95,000,000 shares authorized, 14,292,714 and 14,352,703 issued and outstanding at December 31, 2002 and December 31, 2003, respectively	144	143
Additional paid-in capital	116,956	116,117
Retained earnings	72,295	66,383
Accumulated other comprehensive loss	(102)	(3,974)

Total stockholders’ equity	189,293	178,669

Total liabilities and stockholders’ equity	$515,080	$460,890

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		www.theequitygroup.com
(480) 894-6311
www.mobilemini.com

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